EXHIBIT 3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DELTA AIR LINES, INC.

The name of the Corporation is Delta Air Lines, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 16, 1967, and the original name of the Corporation was Delaware Air Lines, Inc. In accordance with Sections 242, 245 and 303 of the Delaware General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), the original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE
Name

The name of the Corporation is Delta Air Lines, Inc.

ARTICLE TWO
Registered Office

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE
Purpose

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOUR
Capital Stock

Section 1. Authorized Shares. The total number of shares of all classes of stock that the Corporation is authorized to issue is 2,000,000,000 consisting of 1,500,000,000 shares of common stock with a par value of $0.0001 per share and 500,000,000 shares of preferred stock with a par value of $0.0001 per share.

Section 2. Common Stock.

(a)    Except as otherwise provided by the Delaware General Corporation Law or this Amended and Restated Certificate of Incorporation, the holders of common stock, subject to the rights of holders of any series of preferred stock, shall share ratably in all dividends, as may from time to time be declared by the Board of Directors of the Corporation in respect of the common stock out of funds legally available for the payment thereof and payable in cash, stock or otherwise, and in all other distributions (including, without limitation, the dissolution, liquidation and winding up of the Corporation), whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, after payment of all liabilities and liquidation preference on any outstanding preferred stock.

(b)    Except as otherwise provided by the Delaware General Corporation Law or this Amended and Restated Certificate of Incorporation and subject to the rights of holders of any series of preferred stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the common stock, and each holder of common stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

Section 3. Preferred Stock. The preferred stock may be issued in one or more series, and the Board of Directors of the Corporation is expressly authorized (i) to fix the descriptions, powers (including voting powers), preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock.

Section 4. Preemptive Rights. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, no holder of any class or series of stock of the Corporation shall have any preemptive rights (as such) with respect to any class or series of stock or any other capital stock of the Corporation, or to any obligations convertible (directly or indirectly) into capital stock of the Corporation, whether now or hereafter authorized.

ARTICLE FIVE
Bylaws

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter, or repeal the bylaws of the Corporation.

ARTICLE SIX
Directors

Section 1. Number and Term of Office.

(a)    The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than five (5) nor more than fifteen (15) directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Whole Board. For purposes of this Certificate, “Whole Board” shall mean the total number of directors of the Corporation, as set by the Board of Directors pursuant to Section 1(a), which the Corporation would have if there were no vacancies.

(b)    Directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified, or until their earlier death, disqualification, resignation or removal.

Section 2. No Written Ballot. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE SEVEN
Limitation of Liability; Indemnification

Section 1. Limitation of Liability. To the fullest extent permitted by Delaware law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the provisions of this Article Seven by the stockholders of the Corporation shall not adversely affect any right or protection of any director existing at the time of such repeal or modification.

Section 2. Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise) in any threatened, pending, or completed action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, including any and all appeals, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, or employee of the Corporation (including service with respect to employee benefit plans) or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, employee, or agent (hereafter an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted, against all expenses, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Indemnitee as a result of the actual or deemed receipt of any payments under this Article) actually or reasonably incurred by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter “Expenses”); provided, however, that except as to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 3. Advancement of Expenses. Expenses incurred by an Indemnitee in defending a Proceeding shall be paid to the fullest extent not prohibited by law by the Corporation in advance of the final disposition of such Proceeding. Expenses shall be advanced only upon delivery to the Corporation of an undertaking, by or on behalf of an Indemnitee, to repay such Expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Seven or otherwise. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to pay to an Indemnitee in advance of the final disposition of a Proceeding, except as to Proceedings to enforce rights to advancement, Expenses relating to a Proceeding (or part thereof) instituted against the Corporation by such Indemnitee.

Section 4. Not Exclusive Remedy. The rights to indemnification and to the advancement of Expenses conferred on any Indemnitee in this Article Seven shall not be exclusive of any other rights that such Indemnitee may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, provision of the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 5. Contract Rights. The rights conferred upon Indemnitees in this Article Seven shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, or employee of the Corporation and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.

ARTICLE EIGHT
Stockholder Action

Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders of the Corporation or without a meeting, without prior notice and without a vote, if a consent or consents in writing or in electronic transmission or transmissions, setting forth the actions so taken, shall be executed by all of the holders of outstanding stock that would be entitled to vote on such action at a properly called meeting.

ARTICLE NINE
Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TEN
Non-Voting Securities

The Corporation shall not issue any class of non-voting equity securities until and unless a majority of the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation for such prohibition to be effective.  The Corporation shall publicly disclose such determination within a reasonable time after any such determination.

ARTICLE ELEVEN
Limit on Voting Power

Section 1. Non-Citizen Voting Limitation. All (i) capital stock of, or other equity interests in, the Corporation, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, and (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the following limitations:

(a)    Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons (as defined below) who fail to qualify as a “citizen of the United States,” as the term is used in Section 40102(a)(15) of Title 49 of the United States Code, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation (a “U.S. Citizen”), be entitled to be more than 24.9% (or such other maximum percentage as such Section or substitute or replacement legislation shall hereafter provide) of the aggregate votes of all outstanding Equity Securities (the “Cap Amount”). In the event the total number of Equity Securities held by Persons who fail to qualify as a U.S. Citizen would otherwise entitle such holders to vote more than the Cap Amount, then the number of votes such holders shall be entitled to vote with respect to all Equity Securities held by such holders shall be reduced by such amount such that the total number of votes such holders of Equity Securities shall be entitled to vote shall equal the Cap Amount.

(b)    Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as U.S. Citizens based on the number of votes to which the underlying Equity Securities are entitled.

Section 2. Legends. Each certificate, notice or other representative document for Equity Securities (including each such certificate, notice or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

“The [type of Equity Securities] represented by this [certificate/notice/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as “citizens of the United States” as the term is defined used in Section 40102(a)(15) of Title 49 of the United States Code.  Such voting restrictions are contained in the Amended and Restated Certificate of Incorporation of Delta Air Lines, Inc., as the same may be amended or restated from time to time.  A complete and correct copy of the Amended and Restated Certificate shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of the Corporation.”

Section 3. Beneficial Ownership Inquiry.

(a)    The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (or any special meeting) of the stockholders of the Corporation, or otherwise) require any person or entity of any nature whatsoever, specifically including an individual, corporation, limited liability company, partnership, trust or other entity (a “Person”) that is a holder of record of Equity Securities or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Equity Securities to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person:

(i)         all Equity Securities as to which such Person has record ownership or Beneficial Ownership are owned and controlled only by U.S. Citizens; or

(ii)        the number and class or series of Equity Securities owned of record or that are Beneficially Owned by such Person that are owned or controlled by Persons who are not U.S. Citizens are as set forth in such certification.

“Beneficial Ownership” and “Beneficially Owned” as used herein refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(l)(i) thereof) under the United States Securities Exchange Act of 1934, as amended (the “1934 Act”).

(b)    With respect to any Equity Securities identified by such Person in response to Section 3(a)(ii) of this Article Eleven, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article Eleven.

Section 4. Board Authority. A majority of the Board of Directors shall have the exclusive power to determine all matters necessary to determine compliance with this Article Eleven, and the good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Eleven.

ARTICLE TWELVE
Ownership Limit

Section 1. Certain Definitions. For purposes of this Article Twelve, the following terms shall have the meanings indicated:

“affiliate” and “associate” shall have the meanings set forth in Rule 12b-2 under the 1934 Act;

“Code” means the Internal Revenue Code of 1986, as amended;

“Entity” means an “entity” as defined in Treasury Regulation § 1.382-3(a);

“Expiration Date” means May 1, 2009, unless extended in accordance with Section 2(c) of this Article Twelve;

“Five-Percent Stockholder” means an individual or Entity whose Ownership Interest Percentage is greater than or equal to 5%;

“Investment Company” means an investment company registered under the Investment Company Act of 1940;

“Ownership Interest Percentage” means, as of any determination date, the percentage of the Corporation’s issued and outstanding Stock (not including treasury shares or shares subject to vesting) that an individual or Entity would be treated as owning for purposes of Section 382 of the Code, applying the following rules: (i) in the event that such individual or Entity, or any affiliate of such individual or Entity, owns or is party to an “option” (within the meaning of Treasury Regulation § 1.382-4) with respect to Stock (including, for the avoidance of doubt, any cash-settled derivative contract that gives such individual or Entity a “long” exposure with respect to Stock), such individual, Entity or affiliate should be treated as owning an amount of Stock equal to the number of shares referenced by such “option” and (ii) for purposes of applying Treasury Regulation § 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding shares of Stock that would be attributed to any such individual or Entity;

“PBGC” means Pension Benefit Guaranty Corporation or any successor by statute thereto;

“Prohibited Transfer” means any purported transfer of Stock to the extent that such transfer is prohibited under this Article Twelve;

“Related Party Request” means, with respect to any request, a request to approve a proposed transfer in which the proposed transferor or the proposed transferee is, with respect to such request, a proposed transferor, a proposed transferee or an affiliate of either;

“Stock” means the 1,500,000,000 shares of common stock of the Corporation authorized pursuant to this Certificate of Incorporation;

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any potential loss or deduction attributable to an existing “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof; and

“transfer” refers to any means of conveying record, beneficial or tax ownership (applying, in the case of tax ownership, applicable attribution rules for purposes of Section 382 of the Code) of Stock, whether such means is direct or indirect, voluntary or involuntary, and “transferee” means any Person to whom any such security is transferred.

Section 2. Transfer Restrictions. Solely for the purpose of permitting the utilization of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Code and the regulations thereunder, the following restrictions shall apply until the Expiration Date, unless the Board of Directors has waived such restrictions in respect of all transfers in accordance with Section 7 below:

(a)    From and after April 25, 2007, except as otherwise provided in this subparagraph (a), no individual or Entity other than the Corporation or the PBGC shall, except as provided in Section 3(a) below, transfer to any individual or Entity any direct or indirect interest in any Stock to the extent that such transfer, if effective, would cause the Ownership Interest Percentage of the transferee or any other Entity or individual to increase to 4.95 percent (4.95%) or above, or from 4.95% or above to a greater Ownership Interest Percentage; provided, however, that if such Stock would be beneficially owned by an Investment Company following such transfer, such transfer shall not be prohibited unless the Entity or individual whose Ownership Interest Percentage would so increase is a beneficial owner of such Stock following such transfer. Nothing in this Article Twelve shall preclude the settlement of any transaction with respect to the Stock entered into through the facilities of the New York Stock Exchange, Inc. or any other national securities exchange; provided, however, that the securities involved in such transaction, and the Purported Acquiror (as defined below) thereof, shall remain subject to the provisions of this Article Twelve in respect of such transaction. Unless a transferor has actual knowledge that a transfer by it is prohibited by this subparagraph (a), i) such transferor shall have no liability whatsoever to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such transfer and the Corporation shall have no cause of action or rights against such transferor in respect of such losses or damages, ii) such transferor shall have no liability whatsoever to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Article Twelve and iii) such transferee shall have no cause of action or rights against the transferor in respect of such losses or damages, including, without limitation, for breach of warranty of the transferor implied by applicable law as to the effectiveness and rightfulness of the transfer.

(b)    From and after April 25, 2007, except as otherwise provided in this subparagraph (b), no Five-Percent Stockholder shall, except as provided in Section 3(b) below, transfer to any individual or Entity any direct or indirect interest in any Stock owned by such Five-Percent Stockholder without the prior approval of the Board of Directors. Nothing in this Article Twelve shall preclude the settlement of any transaction with respect to the Stock entered into through the facilities of the New York Stock Exchange, Inc. or any other national securities exchange; provided, however, that the transferor of Stock in violation of the preceding sentence shall remain subject to the provisions of this Article Twelve in respect of such transaction and liable to the Corporation for any damages incurred as a result of such transfer. Unless a transferee has actual knowledge that a transfer to it is prohibited by this subparagraph (b), such transferee shall have no liability whatsoever to the Corporation or such Five-Percent Stockholder in respect of any losses or damages suffered by the Corporation or such Five-Percent Stockholder as a result of such transfer and neither the Corporation nor such Five-Percent Stockholder shall have any cause of action or rights against such transferee in respect of such losses or damages. Notwithstanding the foregoing, the transfer restrictions described in this subparagraph (b) shall not apply to the transfer of any direct or indirect interest in any Stock by the PBGC, the Delta Family-Care Savings Plan or any other qualified plan for the employees of the Corporation or any of its subsidiaries.

(c)    The Expiration Date is subject to extension for up to three (3) additional years (i.e., until May 1, 2012) if the Board of Directors determines in its reasonable discretion that the extension of the transfer restrictions provided in subparagraphs (a) and (b) of this Section 2 is necessary to preserve the value of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Code and the regulations thereunder.

Section 3. Permitted Transfers.

(a)    Any transfer of Stock that would otherwise be prohibited pursuant to Section 2(a) of this Article Twelve shall nonetheless be permitted if iv) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its sole discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers), v) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Stock or vi) such transfer is a transfer by the Corporation to an underwriter for distribution in a public offering; provided, however, that transfers by such underwriter to purchasers in such offering remain subject to this Article Twelve. In determining whether to approve a proposed transfer pursuant to (i) of this subparagraph (a), the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the transfer will not result in the application of any limitation pursuant to Section 382 of the Code on the use of the Tax Benefits.

(b)    Any transfer of Stock that would otherwise be prohibited pursuant to Section 2(b) of this Article Twelve shall nonetheless be permitted if vii) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers) or viii) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Stock. In determining whether to approve a proposed transfer pursuant to (i) of this subparagraph (b), the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the transfer will not result in the application of any limitation pursuant to Section

382 of the Code on the use of the Tax Benefits. In the case of a proposed transfer by a Five-Percent Stockholder pursuant to this subparagraph (b), the Board of Directors will not unreasonably withhold approval of a proposed transfer that is structured in a manner that the Board of Directors determines, in its reasonable judgment, minimizes the “owner shift” required to be taken into account for purposes of Section 382 of the Code as a result of such transfer and any subsequent transfers by the transferor and its affiliates. In assessing whether proposed transfers are so structured, the Board of Directors will apply the Treasury Regulations under Section 382 of the Code, including but not limited to Treasury Regulations Sections 1.382-2T(g)(5) and 1.382-2T(k). For the avoidance of doubt, the Board of Directors may withhold approval of any proposed transfer that it determines will result in a material risk that any limitation pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Benefits.

(c)    The Board of Directors may exercise the authority granted by this Section 3 through duly authorized officers or agents of the Corporation. The Board of Directors may establish a committee to determine whether to approve a proposed transfer or for any other purpose relating to this Article Twelve. As a condition to the Corporation’s consideration of a request to approve a proposed transfer, the Board of Directors may require the transferor and/or transferee to reimburse or agree to reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to such proposed transfer (“Transfer Costs”), including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize such proposed transfer.

Section 4. Treatment of Prohibited Transfers. Unless the transfer is permitted as provided in Section 3 of this Article Twelve, any attempted transfer of Stock in excess of the Stock that could be transferred to the transferee without restriction under Section 2(a) of this Article Twelve shall not be effective to transfer ownership of such excess Stock (the “Prohibited Shares”) to the purported acquiror thereof (the “Purported Acquiror”), who shall not be entitled to any rights as a shareholder of the Corporation with respect to such Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). For the sake of clarity, if the PBGC, the Delta Family-Care Savings Plan or any other qualified plan for the employees of the Corporation or any of its subsidiaries transfers, directly or indirectly, any such Prohibited Shares, the PBGC, the Delta Family-Care Savings Plan or such qualified plan, as the case may be, shall not be required to disgorge, and shall be permitted to retain for its own account, any proceeds of such transfer, and shall have no further rights, responsibilities, obligations or liabilities with respect to such Prohibited Shares.

(a)    Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of Prohibited Shares within the Purported Acquiror’s possession or control, along with any dividends or other distributions paid by the Corporation with respect to any Prohibited Shares that were received by the Purported Acquiror (the “Prohibited Distributions”), to such Person as the Corporation shall designate to act as transfer agent for such Prohibited Shares (the “Agent”). If the Purported Acquiror has sold any Prohibited Shares to an unrelated party in an arm’s-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold such Prohibited Shares for the Agent, and in lieu of transferring such Prohibited Shares (and Prohibited Distributions with respect thereto) to the Agent shall transfer to the Agent any such Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”) except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of such Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to subparagraph (b) below if such Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of Prohibited Shares by the Purported Acquiror other than a transfer described in one of the first two sentences of this subparagraph (a) shall not be effective to transfer any ownership of such Prohibited Shares.

(b)    The Agent shall sell in one or more arm’s-length transactions (through the New York Stock Exchange, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the “Sales Proceeds”), or the Resale Proceeds, if applicable, shall be used to pay the expenses of the Agent in connection with its duties under this Section 4 with respect to such Prohibited Shares, and any excess shall be allocated to the Purported Acquiror up to the following amount: ix) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for such Prohibited Shares, and x) where the purported transfer of Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value (as determined in good faith by the Board of Directors) of such Prohibited Shares at the time of such purported transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be transferred to an entity described in Section 501(c)(3) of the Code and selected by the Board of Directors or its designee; provided, however, that if the Prohibited Shares (including any Prohibited Shares arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 4.95% or greater Ownership Interest Percentage, then any such remaining amounts to the extent attributable to the disposition of the portion of such Prohibited Shares exceeding a 4.94% Ownership Interest Percentage shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. In no event shall any such amounts described in the preceding sentence inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in connection with its duties under this paragraph (b) with respect to the related Prohibited Shares. Notwithstanding anything in this Article Twelve to the contrary, the Corporation shall at all times be entitled to make application to any court of equitable jurisdiction within the State of Delaware for an adjudication of the respective rights and interests of any Person in and to any Sale Proceeds, Resale Proceeds and Prohibited Distributions pursuant to this Article Twelve and applicable law and for leave to pay such amounts into such court.

(c)    Within thirty (30) business days of learning of a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror the Corporation may institute legal proceedings to compel such transfer; provided, however, that nothing in this paragraph (c) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the Corporation to act within the time periods set out in this paragraph (c) shall not constitute a waiver of any right of the Corporation to compel any transfer required by subparagraph (a) of this Section 4.

(d)    Upon a determination by the Corporation that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation may take such action in addition to any action permitted by the preceding paragraph as it deems advisable to give effect to the provisions of this Article Twelve, including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer. For the sake of clarity, however, any transfer by the PBGC, the Delta Family-Care Savings Plan or any other qualified plan for the employees of the Corporation or any of its subsidiaries shall not be subject to the restrictions contained in Section 2(b) herein and thus the Corporation shall not refuse to give effect to any such transfer or institute proceedings to enjoin such purported transfer.

Section 5. Transferee Information. The Corporation may require as a condition to the approval of the transfer of any shares of its Stock that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation and reasonably available to the proposed transferee and its affiliates with respect to the direct or indirect ownership interests of the proposed transferee (and of Persons to whom ownership interests of the proposed transferee would be attributed for purposes of Section 382 of the Code) in Stock or other options or rights to acquire Stock.

Section 6. Legend on Certificates. All certificates evidencing ownership of shares of Stock that are subject to the restrictions on transfer contained in this Article Twelve shall bear a conspicuous legend referencing the restrictions set forth in this Article Twelve.  For the avoidance of doubt, no certificates issued to the PBGC, the Delta Family-Care Savings Plan or any other qualified plan for the employees of the Corporation or any of its subsidiaries shall bear a legend to the effect that the restrictions on transfer contained in this Article Twelve shall apply to the PBGC, the Delta Family-Care Savings Plan or any other qualified plan for the employees of the Corporation or any of its subsidiaries.

Section 7. Waiver of Article Twelve. The Board of Directors may, at any time prior to the Expiration Date, waive this Article Twelve in respect of one or more classes of transfers or in respect of all transfers, provided that the Board of Directors determines (a) that there is no reasonable likelihood that such waiver will create or increase a material risk that limitations pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Benefits, either at the time of waiver or a reasonable time thereafter, or (b) that the benefits to the shareholders of the Corporation as a whole of so waiving the provisions hereof are sufficient to permit such waiver notwithstanding the likely detriment to the shareholders as a whole of the limitations referred to in (a). Any such determination to waive this Article Twelve in respect of all transfers shall be filed with the Secretary of the Corporation and mailed by the Secretary to all stockholders of this Corporation within ten days after the date of such determination.

Section 8. Board Authority. The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article Twelve, including, without limitation, the identification of five-percent shareholders with respect to the Corporation within the meaning of Section 382 of the Code and the regulations thereunder; the ownership shifts, within the meaning of Section 382 of the Code, that have previously taken place; the magnitude of the ownership shift that would result from the proposed transaction; the effect of any reasonably foreseeable transactions by the Corporation or any other Person (including any transfer of Stock that the Corporation has no power to prevent, without regard to any knowledge on the part of the Corporation as to the likelihood of such transfer); the possible effects of an ownership change within the meaning of Section 382 of the Code and any other matters which the Board of Directors determines to be relevant. Moreover, the Corporation and the Board of Directors shall be entitled to rely in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this Article Twelve to the fullest extent permitted by law. Any determination by the Board of Directors pursuant to this Article Twelve shall be conclusive.

If any provision of this Article Twelve or any application of such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

The effective time of this Amended and Restated Certificate of Incorporation is 12:03 a.m. on April 30, 2007.

IN WITNESS WHEREOF, we have executed and attested this Amended and Restated Certificate of Incorporation this 25th day of April, 2007 in accordance with Section 303 of the Delaware General Corporation Law.

By:

/s/ Leslie P. Klemperer
Leslie P. Klemperer
Vice President and Secretary

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